EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement No. 333-152375 on Form S-3, the Registration Statement No. 333-139790 on Amendment No. 2 to Form S-4, and Registration Statement Nos. 333-133204, 333-136290, and 333-147226 on Form S-8 of Reliance Steel & Aluminum Co. of our reports dated February 27, 2009, with respect to the consolidated balance sheet of Reliance Steel & Aluminum Co. and subsidiaries as of December 31, 2008, and the related consolidated statements of income, shareholders’ equity, and cash flows for the year then ended, and the 2008 information included in the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 Annual Report on Form 10-K of Reliance Steel & Aluminum Co.
/s/ KPMG LLP
Los Angeles, California
February 27, 2009

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